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                                                                    EXHIBIT 8(c)
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                                AMENDMENT NO. 1

This AMENDMENT NO. 1 ("Amendment") made as of January 1, 2000, amends the AGREEMENT ("Agreement") dated as of October 2, 1998 by and between WM ADVISORS, INC., a Washington corporation ("Adviser") and AMERICAN GENERAL LIFE INSURANCE COMPANY a Texas corporation ("AGL"). Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Agreement unless the context requires otherwise.

WHEREAS, Adviser and AGL desire to amend the Agreement to reflect a higher annual fee rate for the Administrative Services performed by AGL under the Agreement solely for the contracts listed on Schedule One of the Agreement issued on or after January 1, 2000; and

WHEREAS, Adviser and AGL desire to amend the Agreement to reflect a change in the definition of the defined term "Participation Agreement";

NOW, THEREFORE, Adviser and AGL hereby agree to amend the Agreement by:

(1) Amending the definition of the term "Participation Agreement" to refer to a participation agreement entered into among AGL, American General Securities Incorporated, WM Variable Trust and WM Funds Distributor, Inc., dated July 12, 1999; and

(2) Replacing paragraph 8 thereof in its entirety with the following revised paragraph 8:

     8. In consideration of the performance of the Administrative Services by AGL, Adviser agrees for as long as Adviser remains as investment adviser to the Funds, to pay AGL a fee at an annual rate which shall equal .185% for contracts issued prior to January 1, 2000 and .25% for contracts issued on or after January 1, 2000, of the value of the average net assets of the Funds maintained in the Master Account for the Shareholders. The foregoing fee will be paid by Adviser to AGL within (30) days following the end of each calendar quarter. The determination of assets shall be made by averaging the net assets of the applicable portfolios of the Funds maintained in the Master Account for the Shareholders.

EXECUTED, on the date or dates set forth below to be effective as of the date first above written.

AMERICAN GENERAL LIFE INSURANCE COMPANY

By: /s/ DON WARD
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Name: Don Ward
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Its: SVP
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Date: 03/16/00
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WM ADVISORS, INC.

By: /s/ WILLIAM G. PAPESH
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Name: William G. Papesh
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Its: President
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Date: 3/2/00
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